Investor Contact:	MEDIA CONTACT:
Bluegreen Corporation	Bluegreen Corporation
Tony Puleo	Kimberly Wischnowski
Chief Financial Officer	Corporate Communications Manager
(561) 912-8270	(561) 912-8062
tony.puleo@bluegreencorp.com	Kimberly.Wischnowski@bluegreencorp.com

FOR IMMEDIATE RELEASE

Bluegreen Vacations Named

“Official Vacation Ownership Provider” for Choice Hotels International

Boca Raton, Fla., - January 22, 2013 — Bluegreen Corporation (NYSE: BXG) today announced that its wholly-owned subsidiaries, Bluegreen Vacations and Bluegreen Resorts Management, Inc., have entered into multi-year strategic alliance agreements with Choice Hotels International, Inc. (“Choice”) (NYSE: CHH) which, among other things, name Bluegreen Vacations the “Official Vacation Ownership Provider of Choice Hotels.”

One of the largest and most successful lodging companies in the world, Choice Hotels currently franchises approximately 6,200 hotels, representing more than 495,000 rooms, in the United States and more than 30 countries and territories.

The agreements between Bluegreen and Choice:

•   will allow Bluegreen Vacations to leverage Choice’s brands and customer relationships to expand its vacation ownership offerings;

•   will brand 21 Bluegreen Vacation Club® resorts as part of the Choice Hotels AscendTM Hotel Collection. Launched in fall 2008, Ascend Hotel Collection is a network of historic, boutique and unique hotels that offer guests an authentic, local experience. Today, Ascend Hotel Collection offers upscale independent hotels in the United States, Canada, Scandinavia and Latin America;

•   combines components of the Choice Hotels loyalty program, Choice Privileges®, with Bluegreen Vacations’ owner travel benefit program, TravelerPlus™, so that all TravelerPlus™ participants will be eligible to enroll as members of Choice Privileges® and will be upgraded to Elite Gold status and receive special benefits. This will provide TravelerPlus™ members with access to all of the Choice hotels worldwide, including the more than 75 hotels in the Ascend Hotel Collection. Additionally, all Bluegreen Vacations’ owners will be eligible to access discounted rates at all 6,200 Choice hotels, subject to availability.

Choice’s popular brands, which include Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brands, as well as its Ascend Hotel Collection membership program, range from limited-service to full-service and from economy to upscale, offering business and leisure travelers an array of high-value, high-quality options.

Bluegreen believes that the agreements will provide it with the opportunity to introduce Bluegreen Vacations’ offerings to Choice Hotels’ expansive consumer base.

“We look forward to a long and mutually beneficial relationship with Choice Hotels,” Bluegreen President and CEO John M. Maloney, Jr. said. “While we certainly believe that we will benefit from the marketing opportunities, we are also excited by the other aspects of our alliance with Choice Hotels. We expect that this arrangement will add value for our current owners and will be very attractive to prospective owners based on the credibility of the Choice Hotel brands and the appeal of our expanded product offerings.”

Steve Joyce, President and CEO of Choice Hotels International said, “Bluegreen Vacations’ experience and marketing innovation in the timeshare industry is unparalleled and they have created great ownership packages in premier destinations that appeal to 170,000 loyal Bluegreen Vacation Club owners. Choice Hotels International looks forward to working with Bluegreen Vacations to leverage our diverse range of brands, our Choice Privileges® loyalty program and the strength of our marketing channels. We look forward to a long and strong relationship with Bluegreen Vacations.”

ABOUT BLUEGREEN CORPORATION

Founded in 1966 and headquartered in Boca Raton, FL, Bluegreen Corporation is a leading vacation ownership sales, marketing and resort management company. Bluegreen manages, markets and sells the Bluegreen Vacation Club®, a flexible, points-based, deeded vacation ownership plan with 170,000 owners, over 60 owned or managed resorts, and access to more than 4,000 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based service resort management, financial services, and sales and marketing services performed on behalf of third parties.

ABOUT CHOICE HOTELS

Choice Hotels International, Inc. franchises approximately 6,200 hotels, representing more than 495,000 rooms, in the United States and more than 30 other countries and territories.  As of September 30, 2012, 360 hotels, representing 29,000 rooms, were under construction, awaiting conversion or approved for development in the United States.  Additionally, 75 hotels, representing approximately 7,000 rooms, were under construction, awaiting conversion or approved for development in more than 20 other countries and territories.  The company's Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brands, as well as its Ascend Hotel Collection membership program, serve guests worldwide. Additional corporate information may be found on the Choice Hotels International, Inc. website, which may be accessed at www.choicehotels.com.

Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including, but not limited to, the risks and uncertainties associated with economic, credit market, competitive and other factors affecting Bluegreen and its operations, markets, products and services; the success of Bluegreen’s efforts to market its vacation ownership offerings to Choice customers and guests; the acceptance and success of Bluegreen’s resorts within the Ascend Hotel Collection; the success of the integration of Choice’s loyalty program with TravelerPlus™; and the risks and other factors detailed in Bluegreen’s SEC filings, including those contained in the “Risk Factors” sections of such filings.

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